SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

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Hudson Highland Group, Inc.

(Name of Registrant as Specified In Its Charter)

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HUDSON HIGHLAND GROUP, INC.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held May 5, 2006

TO THE STOCKHOLDERS OF HUDSON HIGHLAND GROUP, INC.:

NOTICE IS HEREBY GIVEN that the annual meeting of stockholders of Hudson Highland Group, Inc. will be held on Friday, May 5, 2006, at 8:00 A.M., local time, at the Hudson Highland Group, Inc. Corporate Headquarters, 622 Third Avenue, between 40th and 41st Street, 38th Floor, New York, New York 10017, for the following purposes:

1.	To elect two directors to hold office until the 2009 annual meeting of stockholders and until their successors are duly elected and qualified.

2.	To ratify the appointment of BDO Seidman, LLP as independent registered public accounting firm to audit Hudson Highland Group, Inc.’s financial statements for the fiscal year ending December 31, 2006.

3.	To consider and act upon such other business as may properly come before the meeting or any adjournment or postponement thereof.

The close of business on March 15, 2006 has been fixed as the record date for the determination of stockholders entitled to notice of, and to vote at, the meeting and any adjournment or postponement thereof.

A proxy for the meeting and a proxy statement are enclosed herewith.

By Order of the Board of Directors
HUDSON HIGHLAND GROUP, INC.

Latham Williams
Corporate Secretary

New York, New York

April 3, 2006

YOUR VOTE IS IMPORTANT NO MATTER HOW LARGE OR SMALL YOUR HOLDINGS MAY BE. TO ASSURE YOUR REPRESENTATION AT THE MEETING, PLEASE DATE THE ENCLOSED PROXY, WHICH IS SOLICITED BY THE BOARD OF DIRECTORS, SIGN EXACTLY AS YOUR NAME APPEARS THEREON AND RETURN IMMEDIATELY.

PROXY STATEMENT

HUDSON HIGHLAND GROUP, INC.

622 Third Avenue, 38th Floor

New York, New York 10017

PROXY STATEMENT

For

ANNUAL MEETING OF STOCKHOLDERS

To Be Held May 5, 2006

This proxy statement is being furnished to stockholders by the Board of Directors (the “Board”) of Hudson Highland Group, Inc. (the “Company”) beginning on or about April 3, 2006, in connection with a solicitation of proxies by the Board for use at the annual meeting of stockholders to be held on Friday, May 5, 2006, at 8:00 A.M., local time, at the Hudson Highland Group, Inc. Corporate Headquarters, 622 Third Avenue, between 40th and 41st Street, 38th Floor, New York, New York 10017, and all adjournments or postponements thereof (the “Annual Meeting”) for the purposes set forth in the attached Notice of Annual Meeting of Stockholders.

Execution of a proxy given in response to this solicitation will not affect a stockholder’s right to attend the Annual Meeting and to vote in person. Presence at the Annual Meeting of a stockholder who has signed a proxy does not in itself revoke a proxy. Any stockholder giving a proxy may revoke it at any time before it is exercised by giving notice thereof to the Company in writing or in open meeting.

A proxy, in the enclosed form, which is properly executed, duly returned to the Company and not revoked, will be voted in accordance with the instructions contained therein. The shares represented by executed, but unmarked, proxies will be voted FOR the two nominees for election as directors referred to in this proxy statement and FOR the ratification of the appointment of BDO Seidman, LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2006. The Company’s management knows of no matters other than those set forth in the Notice of Annual Meeting of Stockholders to be brought before the Annual Meeting. However, if any other business or matters properly shall come before the Annual Meeting, then the persons named as proxies in the enclosed form of proxy will vote the shares represented by each such proxy in accordance with their judgment on such matters.

Only holders of record of the Company’s common stock (the “Common Stock”) at the close of business on March 15, 2006 are entitled to vote at the Annual Meeting. On that date, the Company had outstanding and entitled to vote 24,412,378 shares of Common Stock, each of which is entitled to one vote per share.

PRINCIPAL STOCKHOLDERS

Management and Directors

The following table sets forth certain information regarding the beneficial ownership of Common Stock as of March 15, 2006 by: (i) each director and nominee; (ii) each of the executive officers and a former executive officer named in the Summary Compensation Table set forth below; and (iii) all of the directors, nominees and executive officers (including the executive officers named in the Summary Compensation Table) as a group. Each of the holders listed below has sole voting and investment power over the shares beneficially owned.

Name of Beneficial Owner	Shares of Common Stock Beneficially Owned(1)	Percent of Common Stock Beneficially Owned
Jon F. Chait	367,555	1.5%
Robert B. Dubner	0	*
John J. Haley	50,000	*
Jennifer Laing	40,000	*
Nicholas G. Moore(2)	51,720	*
David G. Offensend	76,902	*
René Schuster	63,000	*
Mary Jane Raymond	40,000	*
Margaretta R. Noonan	59,131	*
Latham Williams	15,289	*
Richard A. Harris	36,143	*
Donald E. Bielinski	19,674	*
Richard W. Pehlke(3)	133,587	*
All directors, nominees and executive officers as a group excluding Mr. Pehlke (15 persons)	862,354	3.5%

*	Denotes less than 1%.
(1)	Includes the following shares subject to stock options which are exercisable within 60 days of March 15, 2006: Jon F. Chait, 163,000 shares; Robert B. Dubner, 0 shares; John J. Haley, 50,000 shares; Jennifer Laing, 30,000 shares; Nicholas G. Moore, 50,000 shares; David G. Offensend, 50,000 shares; René Schuster, 50,000 shares; Mary Jane Raymond, 0 shares; Margaretta R. Noonan, 42,000 shares; Latham Williams, 9,500 shares; Richard A. Harris, 21,500 shares; Donald E. Bielinski, 9,000 shares; Richard W. Pehlke, 120,000 shares; and all directors, nominees and executive officers as a group excluding Mr. Pehlke, 496,000 shares.
(2)	Mr. Moore will be resigning as a director effective as of the Annual Meeting.
(3)	Mr. Pehlke resigned as Chief Financial Officer effective December 1, 2005 and as Executive Vice President and a director effective December 31, 2005.

Other Beneficial Owners

The following table sets forth certain information regarding beneficial ownership by other persons known to the Company to own more than 5% of the outstanding Common Stock.

	Amount and Nature of Beneficial Ownership(1)
	Voting Power		Investment Power		Aggregate	Percent of Class
Name and Address of Beneficial Owner	Sole	Shared	Sole	Shared
Capital Research and Management Company 333 South Hope Street Los Angeles, CA 90071	2,439,000	0	2,439,000	0	2,439,000	10.1%

Perry Corp. 767 Fifth Ave. New York, NY 10153	2,255,876	0	2,255,876	0	2,255,876	9.3%

Artisan Partners Limited Partnership 875 East Wisconsin Ave. Suite 800 Milwaukee, WI 53202	0	1,419,500	0	1,419,500	1,419,500	5.9%

JPMorgan Chase & Co. 270 Park Ave. New York, NY 10017	1,178,454	24	1,329,390	24	1,329,458	5.4%

(1)	These amounts represent the number of shares beneficially owned, as disclosed in reports regarding beneficial ownership filed with the Securities and Exchange Commission under Section 13(g) of the Securities Exchange Act of 1934.

ELECTION OF DIRECTORS

The Company’s Certificate of Incorporation and By-Laws provide that the Company’s directors are divided into three classes, with staggered terms of three years each. At the Annual Meeting, the stockholders will elect two directors to hold office until the 2009 annual meeting of stockholders and until their successors are duly elected and qualified. Unless stockholders otherwise specify, the shares represented by the proxies received will be voted in favor of the election as directors of the persons named as nominees herein. The Board has no reason to believe that the listed nominees will be unable or unwilling to serve as directors if elected. However, in the event that any nominee should be unable to serve or will not serve, the shares represented by proxies received will be voted for another nominee selected by the Board. Each director will be elected by a plurality of the votes cast at the Annual Meeting (assuming a quorum is present). Consequently, any shares not voted at the Annual Meeting, whether due to abstentions, broker non-votes or otherwise, will have no impact on the election of the directors.

Listed below are the nominees of the Board of Directors for election at the Annual Meeting and each director of the Company whose term will continue after the Annual Meeting. The following sets forth certain information about each nominee and continuing director as of March 15, 2006. Nicholas G. Moore, currently a director of the Company, will be resigning as a director effective as of the Annual Meeting.

Nominees for Election at the Annual Meeting

Terms expiring at the 2009 Annual Meeting

John J. Haley, 56, has served as a director since April 2003. Mr. Haley is the President and Chief Executive Officer of Watson Wyatt & Company, an international human resources benefits consulting firm headquartered in Washington, DC. Mr. Haley joined Watson Wyatt Worldwide in 1977. Mr. Haley was elected a director of the firm in 1992. Mr. Haley is Chairman of the Board and Chairman of the Management Committee, and formerly managed Watson Wyatt’s largest consulting office in Washington, DC. Mr. Haley is a Fellow of the Society of Actuaries, a Fellow of the Conference of Consulting Actuaries and a member of the American Academy of Actuaries. Mr. Haley is a member of the board of directors for Maximus, Inc. and the U.S.-China Business Council.

David G. Offensend, 52, has served as director since April 2003. Mr. Offensend is the Senior Vice President, Chief Financial and Administrative Officer of the New York Public Library. Prior to joining the Library in August 2004, Mr. Offensend was senior advisor of Evercore Partners, Inc., which he co-founded in 1995. Evercore operates in the private equity business and provides merger and acquisition and restructuring advice to companies. Prior to founding Evercore, Mr. Offensend spent five years in the investment organization of Robert M. Bass, the Texas investor. Prior to joining the Bass organization in 1990, Mr. Offensend spent 13 years at Lehman Brothers.

THE BOARD RECOMMENDS THE FOREGOING NOMINEES FOR ELECTION AS DIRECTORS AND URGES EACH STOCKHOLDER TO VOTE “FOR” SUCH NOMINEES. SHARES OF COMMON STOCK REPRESENTED BY EXECUTED, BUT UNMARKED, PROXIES WILL BE VOTED “FOR” SUCH NOMINEES.

Directors Continuing in Office

Terms expiring at the 2007 Annual Meeting

Jon F. Chait, 55, has served as Chief Executive Officer and Chairman of the Board since the Company was spun off from Monster Worldwide, Inc. (“Monster”) in March 2003. He joined Monster in October 2002 expressly in contemplation of the spin-off. Prior to joining the Company, Mr. Chait was the Chairman of Spring Group, PLC, a provider of workforce management solutions, from May 2000 through June 2002 and Chief Executive Officer from May 2000 to March 2002. From 1998 through 2000, Mr. Chait founded and acted as Chairman and Chief Executive Officer of Magenta Limited, a developer of web-enabled human resource solutions, which was subsequently sold to Spring Group, PLC. Mr. Chait served as the Managing Director—International Operations of Manpower Inc. from 1995 to July 1998, Chief Financial Officer from August 1993 to 1998 and Executive Vice President, Secretary and Director from 1991 to 1998, and Executive Vice President from September 1989 to July 1998 of Manpower International Inc., a provider of temporary employment services. Mr. Chait is also a director of the Marshall and Ilsley Corporation, a bank holding company, and Krueger International Inc., a manufacturer of office furniture.

Jennifer Laing, 59, has served as a director since October 2003. Ms. Laing has served as the Associate Dean of External Relations at the London Business School since 2002. Ms. Laing started her career in brand building and communications in 1969 with Garland-Compton until she joined Saatchi and Saatchi in 1975. In 1979, she joined Leo Burnett in London. In 1981, she re-joined Saatchi and Saatchi London as Deputy Chairman rising to Joint Chairman. From 1988 to 1991, she was Chairman and Chief Executive Officer of Aspect Hill Holiday and from 1991 to 1995, she led her own firm, Laing Henry, that was eventually purchased by Saatchi and Saatchi. Ms. Laing became Chairman of Saatchi and Saatchi London in 1995 and Chairman and Chief Executive Officer of Saatchi and Saatchi North America from 1997 to 2001. Ms. Laing is also a director of InterContinental Hotels Group PLC.

Term expiring at the 2008 Annual Meeting

Robert B. Dubner, 63, was appointed a director on April 3, 2006. Mr. Dubner has been a Senior Advisor to Apollo Management LP, a private equity fund, and Drawbridge Special Opportunities Fund, LLC, an investment firm, since September 2005. Prior to that, Mr. Dubner was a management consulting partner and a member of International Business Machines Corporation’s Business Consulting Services Global Middle Market leadership team from 2002 to 2004. Mr. Dubner joined Coopers & Lybrand International in 1989 and was a partner from 1991 to 1998, and then was a partner with PricewaterhouseCoopers LLP from 1998 to 2002, serving as the U.S. and global leader of its middle market consulting practice. He served as an elected member of Coopers & Lybrand’s Board of Partners from 1995 to 1998, PricewaterhouseCoopers’ U.S. Board of Partners from 1998 to 2001, and PricewaterhouseCoopers’ Global Oversight Board from 1998 to 2001. He was the co-founder, in 1972, of Information Automation, Inc., a production management and monitoring systems implementation company, and served as its President from 1982 to 1989. Mr. Dubner was recommended to the Company’s Nominating and Governance Committee by a non-employee director of the Company.

René Schuster, 44, has served as a director since April 2003. Mr. Schuster has been the Global Marketing Director for Vodafone Group, PLC since February 2004. Prior to that, Mr. Schuster served since 2002 as Senior Vice President and General Manager of Worldwide Consulting and Integration for Hewlett Packard, a provider of products, technologies, solutions and services to consumers and businesses. In May 2002, Hewlett Packard merged with Compaq Computer Corporation. Prior to the merger, Mr. Schuster served as Chief Executive Officer, UK and Ireland for Compaq. From 1996 to 2000, Mr. Schuster worked for KPMG Management Consulting as Managing Partner and subsequently Chief Operating Officer and Senior Partner for Europe, Middle East and Africa. Mr. Schuster is a member of the board of directors of SurfControl plc and Vodafone Group, PLC.

BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

Independent Directors

Of the seven directors currently serving on the Board of Directors, the Board has determined that Ms. Laing and Messrs. Dubner, Haley, Offensend, Moore and Schuster are “independent directors” as defined under Nasdaq National Market listing standards.

Board Committees

The Board has standing Audit, Compensation, Nominating and Governance, and Executive Committees. The Board of Directors has adopted, and may amend from time to time, a written charter for each of the Audit Committee, Compensation Committee and Nominating and Governance Committee. The Company maintains a Web site at www.hhgroup.com. The Company makes available on its Web site, free of charge, copies of each of the charters for the Audit, Compensation and Nominating and Governance Committees. The Company is not including the information contained on or available through its Web site as a part of, or incorporating such information by reference into, this Proxy Statement.

The Audit Committee’s primary duties and responsibilities are to assist the Board in monitoring: (1) the integrity of the financial statements of the Company; (2) the independent registered public accounting firm’s qualifications and independence; (3) the performance of the Company’s internal audit function and independent registered public accounting firm; and (4) the Company’s compliance with legal and regulatory requirements. The purpose of the Audit Committee is to oversee the accounting and financial reporting process of the Company and the audits of the financial statements of the Company. The Audit Committee presently consists of John J. Haley (Chairperson), Robert B. Dubner and David G. Offensend, each of whom is an independent director under Nasdaq National Market listing standards and Securities and Exchange Commission rules. The Board has determined that Mr. Dubner, Mr. Offensend and Mr. Haley each qualify as an “audit committee financial expert,” as defined by the Securities and Exchange Commission. The Audit Committee held seven meetings in 2005.

The Compensation Committee’s basic responsibility is to assure that the non-employee members of the Board, the Chief Executive Officer, other executive officers and key management of the Company are compensated effectively in a manner consistent with the stated compensation strategy of the Company, internal equity considerations, competitive practices, and the requirements of the appropriate regulatory bodies. The Compensation Committee has overall responsibility for approving and evaluating the compensation of executive officers (including the Chief Executive Officer), key management and outside directors and administration of the Company’s long-term incentive programs, including the Company’s stock option plan. The Compensation Committee presently consists of David G. Offensend (Chairperson), John J. Haley and Jennifer Laing, each of whom is an independent director under Nasdaq National Market listing standards. The Compensation Committee held six meetings in 2005.

The Nominating and Governance Committee provides assistance to the Board in fulfilling its responsibilities by: (1) identifying individuals qualified to become directors and recommending to the Board candidates for all directorships to be filled by the Board or by the stockholders of the Company; (2) identifying directors qualified to serve on the committees established by the Board and recommending to the Board members for each committee to be filled by the Board; (3) developing and recommending to the Board a set of corporate governance principles applicable to the Company, including matters of (i) Board organization, membership and function, (ii) committee structure and membership and (iii) succession planning for the Chief Executive Officer of the Company; and (4) taking a leadership role in shaping the corporate governance of the Company. The Nominating and Governance Committee presently consists of John J. Haley (Chairperson), David G. Offensend and René Schuster, each of whom is an independent director under Nasdaq National Market listing standards. The Nominating and Governance Committee held four meetings in 2005.

In identifying and evaluating nominees for director, the Nominating and Governance Committee seeks to ensure that the Board of Directors possesses, in the aggregate, the strategic, managerial and financial skills and experience necessary to fulfill its duties and to achieve its objectives. The Nominating and Governance Committee also seeks to ensure that the Board of Directors is comprised of directors who have broad and diverse backgrounds, possessing knowledge in areas that are of importance to the Company. In addition, the Nominating and Governance Committee believes it is important that at least one director has the requisite experience and expertise to be designated as an “audit committee financial expert.” The Nominating and Governance Committee looks at each nominee on a case-by-case basis regardless of who recommended the nominee. In looking at the qualifications of each candidate to determine if their election would further the goals described above, the Nominating and Governance Committee takes into account all factors it considers appropriate, which may include strength of character, mature judgment, career specialization, relevant technical skills or financial acumen, diversity of viewpoint and industry knowledge. At a minimum, each director nominee must have displayed the highest personal and professional ethics, integrity and values, and sound business judgment. In addition, the Nominating and Governance Committee believes that the following minimum qualifications are necessary for a director to possess to be recommended by the Committee to the Board:

•	A director must be highly accomplished in his or her respective field, with superior credentials and recognition and broad experience at the administrative and/or policy-making level in business, government, education, technology or public interest.

•	A director must have expertise and experience relevant to the Company’s business, and be able to offer advice and guidance to the Chief Executive Officer based on that expertise and experience.

•	A director must be independent of any particular constituency, be able to represent all stockholders of the Company and be committed to enhancing long-term stockholder value.

•	A director must have sufficient time available to devote to activities of the Board of Directors and to enhance his or her knowledge of the Company’s business.

The Nominating and Governance Committee will consider persons recommended by stockholders to become nominees for election as directors in accordance with the foregoing and other criteria set forth in the

Company’s Nominating and Governance Committee Charter. Recommendations for consideration by the Nominating and Governance Committee should be sent to the Corporate Secretary of the Company in writing together with appropriate biographical information concerning each proposed nominee. The Company’s By-Laws also set forth certain requirements for stockholders wishing to nominate director candidates directly for consideration by the stockholders. With respect to an election of directors to be held at an annual meeting, a stockholder must, among other things, give notice of an intent to make such a nomination to the Corporate Secretary of the Company in advance of the meeting in compliance with the terms and within the time period specified in the By-Laws. Pursuant to the By-Laws, a stockholder must give a written notice of intent to the Corporate Secretary of the Company not less than 45 days or more than 75 days prior to the first anniversary of the date on which the Company first mailed its proxy materials for the preceding year’s annual meeting of stockholders.

The Executive Committee assists the Board in discharging its responsibilities and may exercise all of the authority of the Board in the management of the Company’s business affairs, except for changes in the Company’s By-Laws, matters specifically designated to other committees and certain other significant corporate matters. The Executive Committee presently consists of Jon F. Chait (Chairperson), Robert B. Dubner and David G. Offensend. The Executive Committee held no meetings in 2005.

Communications with Board of Directors

Stockholders may communicate with the Board of Directors by writing to the Corporate Secretary of the Company at Hudson Highland Group, Inc., c/o the Board of Directors (or, at the stockholder’s option, c/o a specific director), 622 Third Avenue, 38th Floor, New York, New York 10017. The Corporate Secretary will ensure that this communication (assuming it is properly marked c/o the Board of Directors or c/o a specific director) is delivered to the Board of Directors or the specified director, as the case may be.

Meetings and Attendance

The Board held six meetings in 2005. Each director attended at least 75% of the meetings of the Board held in 2005 and meetings held by all committees of the Board on which such director served during the period that the director so served in 2005, except for René Schuster.

Directors are expected to attend the Company’s annual meeting of stockholders each year. At the 2005 annual meeting of stockholders, all of the directors were in attendance in person.

Director Compensation

Retainer and Fees. Each non-employee director is entitled to receive an annual retainer of $25,000, a fee of $2,500 for each Board and Board committee meeting attended in person and a fee of $1,000 for each telephonic Board meeting. The Chairpersons of the Audit Committee and Compensation Committee receive an additional annual retainer of $10,000 and the Chairperson of the Nominating and Governance Committee receives an additional annual retainer of $5,000. Additionally, directors are reimbursed for out-of-pocket expenses associated with attending meetings of the Board and committees thereof.

Equity Compensation. Upon first being elected or appointed as a director of the Company, each non-employee director of the Company is granted an option to purchase 50,000 shares of Common Stock under the terms of the Hudson Highland Group Long Term Incentive Plan. The exercise price for options is the fair market value of a share of Common Stock on the date of grant. Options have a term of ten years and become exercisable as follows: 40% immediately on the date of grant, 60% after the first anniversary of the date of grant, 80% after the second anniversary, and 100% after the third anniversary.

EXECUTIVE COMPENSATION

Summary Compensation Information

The following table sets forth certain information concerning the compensation earned in each of the last three fiscal years by (i) the Company’s Chief Executive Officer and each of the Company’s four other most highly compensated executive officers whose total cash compensation exceeded $100,000 in the year ended December 31, 2005, (ii) the Company’s Chief Financial Officer and (iii) the Company’s former Chief Financial Officer. The persons named in the table are sometimes referred to herein as the “named executive officers.”

Summary Compensation Table

		Annual Compensation			Long-Term Compensation Awards
Name and Principal Position	Year	Salary ($)	Bonus ($)	Other Annual Compen- sation ($)(6)	Restricted Stock Awards ($)(7)	Value of Securities Underlying Stock Options ($)(8)	Securities Underlying Stock Options (#)	All Other Compen- sation ($)(9)	Total Compen- sation
Jon F. Chait, Chairman and Chief Executive Officer	2005 2004 2003	$500,000 500,000 450,000	$592,000 180,000 —	— — —	— — —	$1,989,740 — 1,288,678	280,000 — 326,000	— — —	$3,081,740 680,000 1,738,678

Mary Jane Raymond(1), Executive Vice President and Chief Financial Officer	2005 2004 2003	29,166 — —	150,000 — —	— — —	1,037,600 — —	1,870,456 — —	140,000 — —	— — —	3,087,222 — —

Margaretta R. Noonan(2), Executive Vice President and Chief Administrative Officer	2005 2004 2003	275,000 250,000 250,031	259,000 175,000 80,000	— — —	— — 81,960	568,520 — 166,026	80,000 — 42,000	6,300 6,150 4,000	1,108,820 431,150 582,017

Latham Williams, Vice President, Legal Affairs and Administration, Corporate Secretary	2005 2004 2003	265,000 265,000 250,000	267,409 200,000 —	— — —	— — 40,980	80,070 — 71,154	12,000 — 18,000	— — —	612,479 465,000 362,134

Richard A. Harris(3), Senior Vice President and Chief Information Officer	2005 2004 2003	250,000 250,000 257,277	201,818 175,000 —	— — —	— — 81,960	93,415 — 71,154	14,000 — 18,000	6,300 6,150 4,000	551,533 431,150 414,391

Donald E. Bielinski(4), Senior Vice President, Chairman—Hudson Asia Pacific and Chairman—Hudson Talent Management	2005 2004 2003	250,000 58,272 —	223,003 45,525 —	— — —	— 168,960 —	— 261,068 —	— 36,000 —	6,300 1,373 —	479,303 535,198 —

Richard W. Pehlke(5), Former Executive Vice President and Chief Financial Officer	2005 2004 2003	350,000 350,000 298,958	313,939 120,000 —	— — —	— — —	994,790 — 632,480	140,000 — 160,000	525,000 — —	2,183,729 470,000 931,438

(1)	Ms. Raymond joined the Company in December 2005.
(2)	Amount shown as Ms. Noonan’s bonus was paid for 2003 in April 2003 in connection with work performed for both Monster and the Company in connection with the spin-off from Monster.
(3)	Mr. Harris joined the Company in January 2003.
(4)	Mr. Bielinski joined the Company in July 2004.
(5)	Mr. Pehlke joined the Company in February 2003 and resigned as Chief Financial Officer effective December 1, 2005 and as Executive Vice President effective December 31, 2005.
(6)	Certain personal benefits provided by the Company to the named executive officers are not included in the table. The aggregate amount of such personal benefits for each named executive officer in each year reflected in the table did not exceed the lesser of $50,000 or 10% of the sum of such officer’s salary and bonus in each respective year.
(7)

As of December 31, 2005 and based on the closing price of the Company’s common stock on December 30, 2005, the only named executive officers of the Company holding unvested restricted stock were Ms. Raymond who held 40,000 shares valued at $694,400; Ms. Noonan who held 3,000 shares valued at $52,080; Mr. Williams who held 1,500 shares valued at $26,040; Mr. Harris who held 3,000 shares valued at $52,080; and Mr. Bielinski who held 9,000 shares valued at $156,240. Dividends are paid on shares of unvested restricted stock. The Company has not declared any dividends since the grants of the restricted stock. Restricted stock granted to Ms. Noonan, Mr. Williams and Mr. Harris vests 50% on the first anniversary of the date of grant and 25% on each of the two succeeding anniversaries of the date of grant, and restricted stock granted to Ms. Raymond and Mr. Bielinski vests 25% on each of the four succeeding anniversaries of the date of grant.

(8)	Present value is determined by using the Black-Scholes option-pricing model. The grant date present value is based on an average five-year option life. Other assumptions used for the Black-Scholes option-pricing model include a risk-free rate of return of 4.0%, a volatility factor of 55.0% and a dividend yield of 0% during the option life. These present values have not been adjusted to reflect a lack of marketability and liquidity.
(9)	Consists of Company matching contributions under the Hudson Highland Group, Inc. 401(k) Savings Plan, except for amounts paid to Mr. Pehlke in 2005, which were paid pursuant to his Executive Agreement. See “Agreements with Named Executive Officers”.

Stock Options

The following table sets forth information regarding individual grants of stock options to the named executive officers during 2005.

Option Grants in the Last Fiscal Year

	Individual Grants
Name	Securities Underlying Options Granted(1)	% Options Granted to Employees in Fiscal Year	Exercise Price ($/Sh)	Expiration Date	Grant Date Present Value(2)
Jon F. Chait	280,000	20.2%	$13.25	01/18/2015	$1,989,740
Mary Jane Raymond	140,000	10.1%	$25.94	12/01/2015	$1,870,456
Margaretta R. Noonan	80,000	5.8%	$13.25	01/18/2015	$568,520
Latham Williams	12,000	0.9%	$13.25	01/18/2015	$80,070
Richard A. Harris	14,000	1.0%	$13.25	01/18/2015	$93,415
Donald E. Bielinski	0	—	—	—	—
Richard W. Pehlke	140,000	10.1%	$13.25	01/18/2015	$994,970

(1)	Consists of non-qualified options to purchase Common Stock granted pursuant to the Company’s Long Term Incentive Plan. Mr. Chait’s, Ms. Noonan’s and Mr. Pehlke’s options were granted on January 18, 2005 and vest 50% after the third anniversary of the date of grant and 100% after the fourth anniversary of the date of grant. Ms. Raymond’s options were granted on December 1, 2005 and vest 50% after the third anniversary of the date of grant and at 100% after the fourth anniversary of the date of grant. Mr. Williams’ and Mr. Harris’ options were granted on January 18, 2005 and vest 25% after the first anniversary of the date of grant, 50% after the second anniversary, 75% after the third anniversary and 100% after the fourth anniversary of the date of grant.
(2)	Present value is determined by using the Black-Scholes option-pricing model. The grant date present value is based on an average five-year option life. Other assumptions used for the Black-Scholes option-pricing model include a risk-free rate of return of 4.0%, a volatility factor of 55.0% and a dividend yield of 0% during the option life. These present values have not been adjusted to reflect a lack of marketability and liquidity.

The following table sets forth information regarding exercises of stock options by named executive officers during 2005 and the 2005 year-end value of unexercised options held by the named executive officers.

	Aggregate Option Exercises in 2005 and 2005 Fiscal Year-End Option Values
	Number of Securities Underlying Options at Fiscal Year-End (#)				Value of Unexercised In-the-Money Options at Fiscal Year-End(1)
Name	Shares Acquired on Exercise	Value Realized	Shares Exercisable	Shares Unexercisable	Exercisable	Unexercisable
Jon F. Chait	0	$0	81,500	443,000	$858,195	$2,867,190
Mary Jane Raymond	0	0	0	140,000	$0	$0
Margaretta R. Noonan	0	0	31,500	90,500	$331,695	$439,365
Latham Williams	11,500	$88,000	0	16,500	$0	$96,705
Richard A. Harris	0	0	13,500	18,500	$142,155	$104,925
Donald E. Bielinski	0	0	9,000	27,000	$29,250	$88,560
Richard W. Pehlke	0	0	80,000	220,000	$842,400	$1,417,800

(1)	Based on the closing price per share of Common Stock on December 31, 2005 of $17.36.

Post-Termination Obligations

The Company has entered into Executive Employment Agreements with each of the named executive officers other than Mr. Chait, the Company’s Chief Executive Officer. The post-termination obligations under the Executive Employment Agreements for the current named executive officers if they are terminated by the Company without cause (as defined in the Executive Employment Agreements) are detailed in the table below. In the event of a termination after a change in control of the Company (as defined in the Executive Employment Agreements), the executive officers are entitled to certain additional benefits under the Executive Employment Agreements, which are not included in the table. See “Agreements with Named Executive Officers.”

	Post-Termination Obligations for Current Named Executive Officers
	Contractual Compensation Required for Involuntary Termination without Cause
Name	Severance	Company Contribution To Medical(1)
Jon F. Chait	$0	No
Mary Jane Raymond	$350,000	Yes
Margaretta R. Noonan	$275,000	Yes
Latham Williams	$265,000	Yes
Richard A. Harris	$250,000	Yes
Donald E. Bielinski	$275,000	Yes

(1)	The Company will pay its portion of the premium for continued coverage under the Company’s group health and dental insurance plan during a twelve-month severance period.

Agreements with Named Executive Officers

The Company has Executive Employment Agreements (the “Employment Agreements”) with each of the Company’s executive officers, including the named executive officers (other than Mr. Chait and Mr. Pehlke). Pursuant to the Employment Agreements, the Company agrees to employ each of the executives for one-year terms, with automatic, annual extensions of additional one-year terms. Under the Employment Agreements, the executives are entitled to (i) an annual base salary ($350,000 for Ms. Raymond, $275,000 for Ms. Noonan, $265,000 for Mr. Williams, $250,000 for Mr. Harris and $275,000 for Mr. Bielinski); (ii) eligibility to receive an annual bonus as provided in the Company’s senior management bonus plan; (iii) other benefits of employment comparable to other senior management; and (iv) four weeks of vacation per year. Ms. Raymond was also entitled to a signing bonus of $150,000, which was paid in early 2006 on the same date as the Company paid bonuses for 2005 to other executives, and is entitled to an allowance for housing in New York. The Company has the right to terminate the executive’s employment at any time. If the Company terminates the executive’s employment without cause (as defined in the Employment Agreements) or, in the case of Ms. Raymond only, does not renew Ms. Raymond’s employment, then, subject to the executive executing the Company’s then current form of separation agreement and general release, the executive will be entitled to receive a severance payment equal to one year of his or her then current base salary, plus the Company’s portion of the premiums for providing continued health and dental insurance benefits to the executive for twelve months after termination (with only the executive’s portion of such premiums deducted from the executive’s severance payment). After a change in control of the Company (as defined in the Employment Agreements), if the executive’s employment is terminated by the Company other than by reason of death, disability or for cause (as defined in the Employment Agreements) or by the executive for good reason (as defined in the Employment Agreements), then the executive is entitled to a cash termination payment equal to the executive’s annual base salary immediately prior to termination and the executive’s target annual bonus under the Company’s senior management bonus plan for the year in which the termination occurs, plus health and dental insurance benefits for a period of up to twelve months after termination. The Employment Agreements provide that, subject to limited exceptions, if the payments under the Employment Agreements or under any other agreement with or plan of the Company are “excess parachute payments” for purposes of the Internal Revenue Code (the “Code”), then the Company will pay the executive the amount necessary to offset the 20% excise tax imposed by the Code and any additional taxes on this payment. In connection with entering into the Employment Agreements, the executives also executed confidentiality, non-solicitation and work product assignment agreements with the Company.

The Company has an Executive Excise Tax Gross-Up Agreement (the “Gross-Up Agreement”) with Mr. Chait. The Gross-Up Agreement provides that, after a change in control of the Company (as defined in the Gross-Up Agreement), if Mr. Chait’s employment is terminated by the Company other than by reason of death, disability or for cause (as defined in the Gross-Up Agreement) or by Mr. Chait for good reason (as defined in the Gross-Up Agreement), subject to limited exceptions, and the payments under the Gross-Up Agreement or under any other agreement with or plan of the Company are “excess parachute payments” for purposes of the Code, then the Company will pay Mr. Chait the amount necessary to offset the 20% excise tax imposed by the Code and any additional taxes on this payment.

On June 14, 2005, the Company entered into an Executive Agreement (the “Executive Agreement”) with Mr. Pehlke pursuant to which he resigned as Chief Financial Officer effective December 1, 2005 and as Executive Vice President effective December 31, 2005 (the “Departure Date”). Under the Executive Agreement, Mr. Pehlke was entitled to the same compensation and benefits in effect prior to the date of the Executive Agreement while he was employed by the Company during 2005. Pursuant to the Executive Agreement, on the Departure Date, the Company paid to Mr. Pehlke $500,000 and any unused balance of Mr. Pehlke’s $25,000 financial planning allowance. After the Departure Date, the Agreement provides that Mr. Pehlke will be a consulting employee until the earliest of (i) December 31, 2006, (ii) Mr. Pehlke’s death, (iii) Mr. Pehlke’s resignation or (iv) Mr. Pehlke’s termination by the Company for cause (as defined in the Executive Agreement). During such consulting period, Mr. Pehlke will provide long-range and strategic planning services for the Company and will be eligible for participation in the Company’s standard employee benefit plans and fringe benefits and receive $20,000 in compensation per month. After such consulting period, Mr. Pehlke will be eligible for COBRA continuation for his medical and dental plans, and if he elects COBRA continuation, the Company will pay for this coverage for up to 18 months. After such 18-month period, the Company will make comparable medical and dental coverage available to Mr. Pehlke at no cost for an additional six months. Under the Agreement, Mr. Pehlke agreed that for 12 months after the consulting period he will not work on any business combination proposals involving the Company or solicit Company employees for employment and will keep confidential information regarding the Company. Pursuant to the Agreement, Mr. Pehlke provided the Company and its affiliates a general liability release.

PERFORMANCE INFORMATION

The Company was spun off from Monster on March 31, 2003. Shares of Common Stock began trading on an “actual” basis on the Nasdaq National Market on April 1, 2003. The following graph compares on a cumulative basis changes since April 2, 2003 in (a) the total stockholder return on the Common Stock with (b) the total return on the Russell 2000 Index and (c) the total return on the companies in a peer group selected in good faith by the Company, in each case assuming reinvestment of dividends. Such changes have been measured by dividing (a) the difference between the price per share at the end of and the beginning of the measurement period by (b) the price per share at the beginning of the measurement period. The graph assumes $100 was invested on April 1, 2003 in Common Stock, the Russell 2000 Index and the peer group consisting of Kforce Inc., MPS Group, Inc., Manpower, Inc., Spherion Corporation, CDI Corp. and Robert Half International Inc. The returns of each component company in the peer group have been weighted based on each company’s relative market capitalization.

	April 1, 2003	December 31, 2003	December 31, 2004	December 31, 2005
HUDSON HIGHLAND GROUP, INC.	$100.00	$181.61	$220.69	$266.05
PEER GROUP	$100.00	$173.11	$193.78	$236.99
RUSSELL 2000 INDEX	$100.00	$151.05	$176.73	$182.60

REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

The Compensation Committee of the Board is composed solely of non-employee directors who meet the independence requirements of Nasdaq and qualify as “outside directors” under Section 162(m) of the Internal Revenue Code of 1986. The Compensation Committee is responsible for all aspects of the compensation arrangements for the Company’s executive officers, including the named executive officers. The Compensation Committee works with independent compensation consultants it retains, and management, to develop the Company’s overall compensation philosophy and the specific program provided for the Company’s executive officers.

Compensation Philosophy

The central objective of the Compensation Committee’s compensation philosophy is to attract and retain the talented individuals needed to achieve long-term success, and to incent them to achieve goals expected to enhance long-term shareholder value. The Committee believes these goals can best be accomplished with a relatively simple and easy-to-understand mix of components. The key executive compensation policies that underpin the philosophy are as follows:

•	Base salaries, equity grants and benefit programs are targeted at median market levels for comparable companies.

•	Cash incentives (bonuses) are designed to provide awards above median market levels for comparable companies for above median performance.

•	Consequently, the Company’s executive officers should have the opportunity to earn above median compensation for outstanding performance—both from above median bonuses and from above median appreciation of equity grants resulting from above median company performance.

Application for 2005

In 2005, the Committee continued to apply its compensation policies consistent with past practice. As in the past, cash bonuses were awarded based on the Company’s financial performance relative to targets set at the beginning of the year. Bonuses for corporate officers were a function of the Company’s actual Earnings Before Interest, Taxes, Depreciation and Amortization (“EBITDA”) relative to target EBITDA. Bonuses for executives with regional responsibilities were a function of EBITDA both for their respective region and for the Company as a whole, in each case relative to target. For 2005, the Company exceeded performance targets and therefore awarded above their target bonus amounts. Mr. Chait, the Company’s Chief Executive Officer, received a bonus of $592,000 for the same reason. For the 2006 bonus formula, the target measurement will be changed from EBITDA to EBIT. This change is intended to provide more direct accountability by the heads of the business units for their own capital spending leading to depreciation and amortization.

During 2005, the Committee, with the assistance of the independent compensation consultants it retains, reviewed the market positioning of cash compensation (both salary and bonus) for all executive officers. Based on a review of this market research, the Committee concluded that all executive officers (with one exception who, accordingly, received a salary increase) are receiving appropriate cash compensation in accordance with our stated philosophy. There was no change to the base salary for Mr. Chait. Of the other named executive officers, only Ms. Noonan received a base salary adjustment due to her promotion at the beginning of the year to the Company’s Chief Administrative Officer.

As discussed in last year’s Committee report, in January 2005, the Committee, with the assistance of its independent compensation consultant, reviewed the market positioning of the equity incentives for all executive officers and determined that the Company’s equity incentives were significantly below those of most comparable companies. Accordingly, in January 2005, the Committee granted options to purchase 627,000 shares of

Common Stock to the Company’s executive officers, including a grant of 280,000 shares of Common Stock to Mr. Chait. Several of the Company’s most senior executive officers who received these grants, including Mr. Chait and all of the named executive officers at that time understood that the Committee did not expect (at that time) to grant additional equity awards to them over the three following years. Additionally, the Committee anticipated (at that time) that total equity grants for all employees would be limited to approximately 2% annually of total shares outstanding over this three-year period. Accordingly, with the exception of Ms. Raymond and Mr. Bielinski who became executive officers after January 2005, none of Mr. Chait or the other named executive officers have received any equity awards since January 2005.

In addition to base salary, bonuses and equity awards, the Company has an objective to provide its employees, including its executive officers, with benefits comparable to those provided by comparable companies. The company provides its employees with customary health care benefits and offers a defined contribution plan in lieu of a pension plan. In addition, the Company has a deferred compensation plan which enables the Company’s executive officers to defer up to 25% of their base salaries and up to 100% of cash bonuses. In addition to benefits provided to all company executives, Mr. Chait receives a per diem stipend when staying over night on business in New York City (where he owns a residence) in lieu of staying in a hotel, and he is entitled to travel first class on commercial airlines while traveling on Company business. Ms. Raymond is also entitled to a housing allowance in New York.

In connection with the Long Term Incentive Plan, the Company endorses the policy that stock ownership by management is an important factor in aligning the interests of management and stockholders. The Company has adopted stock ownership guidelines that are intended to encourage stock ownership by management. Under these guidelines, executive management personnel are expected to own shares of Common Stock with a specified value equal to 100% of their respective base salaries. These share ownership requirements may be met over a period of five years. The Committee will consider an individual’s compliance with the stock ownership guidelines in determining the size of future equity-based grants. As of March 15, 2006, Mr. Chait owned in excess of 200,000 shares of Common Stock, thereby exceeding these share ownership requirements.

Under Section 162(m) of the Internal Revenue Code, the tax deduction by corporate taxpayers, such as the Company, is limited with respect to the compensation of certain executive officers unless such compensation is based upon the performance objectives meeting certain regulatory criteria or is otherwise excluded from the limitation. The Compensation Committee currently intends, in all appropriate circumstances, to qualify compensation paid to the Company’s executive officers for deductibility by the Company under Section 162(m) of the Internal Revenue Code.

Hudson Highland Group, Inc.

COMPENSATION COMMITTEE

David G. Offensend, Chairperson

John J. Haley

Jennifer Laing

Nicholas G. Moore

REPORT OF THE AUDIT COMMITTEE

The primary purpose of the Audit Committee is to oversee the Company’s accounting and financial reporting processes and the audits of the financial statements of the Company. The Committee’s function is more fully described in its written charter, which the Board has adopted and which the Committee reviews on an annual basis. The Board annually reviews the independence of the Committee members under standards of independence for audit committee members and established by the Nasdaq National Market listing standards and Security and Exchange Commission rules. The Board has determined that each member of the Committee is independent under those standards.

Management is responsible for the preparation, presentation, and integrity of the Company’s financial statements, accounting and financial reporting principles, internal controls, and procedures designed to ensure compliance with accounting standards, applicable laws and regulations. The Company’s independent registered public accounting firm, BDO Seidman, LLP, is responsible for performing an independent audit of the consolidated financial statements and management’s assessment of internal control over financial reporting. BDO Seidman, LLP is also responsible for expressing an opinion on the conformity of those financial statements with generally accepted accounting principles and management’s assessment of internal control over financial reporting and the effectiveness of internal control over financial reporting.

The Committee has reviewed and discussed the audited financial statements of the Company for the fiscal year ended December 31, 2005 and management’s assessment of internal control over financial reporting as of December 31, 2005, with the Company’s management and has discussed with BDO Seidman, LLP the matters required to be discussed by Statement on Auditing Standards Board Standard No. 61, as amended, “Communication with Audit Committees.” In addition, BDO Seidman, LLP has provided the Audit Committee with the written disclosures and the letter required by the Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees,” and the Audit Committee has discussed with BDO Seidman, LLP their independence.

Based on these reviews and discussions, the Audit Committee recommended to the Board of Directors that the audited financial statements and management’s report on its assessment of internal control over financial reporting be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005, for filing with the Securities and Exchange Commission.

Hudson Highland Group, Inc.

AUDIT COMMITTEE

Nicholas G. Moore, Chairperson

John J. Haley

David G. Offensend

RATIFICATION OF THE APPOINTMENT OF BDO SEIDMAN, LLP AS INDEPENDENT

REGISTERED PUBLIC ACCOUNTING FIRM

General

The Audit Committee has appointed BDO Seidman, LLP as independent registered public accounting firm to audit the Company’s financial statements and management’s assessment of internal control over financial reporting for fiscal year 2006. The Board of Directors is seeking stockholder ratification of the resolution appointing BDO Seidman, LLP as independent registered public accounting firm for the fiscal year 2006. BDO Seidman, LLP has served as the Company’s independent registered public accountants since the Company’s spin-off from Monster and was Monster’s auditor in 2003.

Representatives of BDO Seidman, LLP are expected to be present at the Annual Meeting. At the Annual Meeting, representatives of BDO Seidman, LLP will have the opportunity to make a statement about the Company’s financial condition, if they desire to do so, and to respond to appropriate questions from stockholders.

Audit and Non-Audit Fees

The following table presents fees for professional audit services rendered by BDO Seidman, LLP for the audit of the Company’s annual financial statements for the years ended December 31, 2005 and December 31, 2004 and fees billed for other services rendered by BDO Seidman, LLP during those periods.

	2005	2004
Audit fees(1)	$2,760,000	$3,265,300
Audit-related fees(2)	40,000	45,000
Tax fees(3)	200,000	181,800

Total fees	$3,000,000	$3,492,100

(1)	Audit fees consist of the aggregate fees billed for professional services rendered by BDO Seidman, LLP for the audit and review of financial statements and services provided in connection with statutory and regulatory filings (domestic and international) and the audit of management’s assessment of internal control over financial reporting.
(2)	Audit-related fees consist of the aggregate fees billed for professional services rendered by BDO Seidman, LLP for employee benefit plan audits.
(3)	Tax fees consist of the aggregate fees billed for professional services rendered by BDO Seidman, LLP for tax compliance, tax advice and tax planning (domestic and international).

The Audit Committee has concluded the provision of the non-audit services listed above is compatible with maintaining the independence of BDO Seidman, LLP, and all such services were approved by the Audit Committee.

The Audit Committee is responsible for appointing, setting compensation of, and overseeing the work of the independent public accounting firm. The Audit Committee has established a policy regarding pre-approval of all audit and permissible non-audit services provided by the independent public accounting firm.

The service request must be specific as to the particular services to be provided. If the initial assessment from the Company’s local management is favorable, the request is forwarded for review to a group whose members come from one or more of the Company’s Finance, Legal, Tax and Internal Audit departments. Requests approved by the group are aggregated and submitted to the Audit Committee in one of the following ways:

•	Request for approval of services at a meeting of the Audit Committee; or

•	Request for approval of services by a designated member of the Audit Committee, generally the Chairman of the Audit Committee.

The request must be made for specific services, including a description of the services to be rendered, the type of service (audit or other services), and the duration of the services.

Vote Required

The affirmative vote of the holders of a majority of the shares having voting power present in person or represented by proxy at the Annual Meeting (assuming a quorum is present) is required for approval of the ratification of the resolution appointing BDO Seidman, LLP, as independent registered public accounting firm for the fiscal year 2006. Consequently, broker non-votes will have no impact on the approval of ratification of the resolution, but abstentions will act as a vote against approval of the ratification of the resolution. Unless otherwise specified, the proxies solicited hereby will be voted in favor of the above proposal. If the appointment is not ratified by a majority of the votes cast, the adverse vote will be considered as an indication to the Audit Committee that it should consider selecting another independent registered public accounting firm for the following fiscal year. Even if the selection is ratified, the Audit Committee, in its discretion, may select a new independent registered public accounting firm at any time during the year if it feels that such a change would be in the best interest of the Company.

THE BOARD RECOMMENDS EACH STOCKHOLDER VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF BDO SEIDMAN, LLP AS INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM TO AUDIT THE COMPANY’S FINANCIAL STATEMENTS AND MANAGEMENT’S ASSESSMENT OF INTERNAL CONTROLS OVER FINANCIAL REPORTING FOR THE FISCAL YEAR 2006. SHARES OF COMMON STOCK REPRESENTED BY EXECUTED, BUT UNMARKED, PROXIES WILL BE VOTED FOR SUCH RATIFICATION.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s directors and executive officers to file reports concerning their ownership of Company equity securities with the Securities and Exchange Commission and the Company. Based solely on a review of the copies of such forms furnished to the Company, or written representations that no Form 5 was required to be filed, the Company believes that, during the fiscal year ended December 31, 2005, all of its directors and executive officers timely complied with the Section 16(a) filing requirements.

MISCELLANEOUS

Stockholder Proposals

Proposals which stockholders of the Company intend to present at and have included in the Company’s proxy statement for the 2007 annual meeting of stockholders pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, as amended (“Rule 14a-8”), must be received at the offices of the Company by the close of business on December 4, 2006. In addition, a stockholder who intends to present business other than pursuant to Rule 14a-8 at the 2007 annual meeting (including, nominating persons for election as directors) must comply with the requirements set forth in the Company’s By-Laws. Among other things, to bring business before an annual meeting, a stockholder must give written notice thereof, complying with the By-Laws, to the Secretary of the Company not less than 45 days and not more than 75 days prior to the first anniversary of the date on which the Company first mailed proxy materials for the preceding year’s annual meeting (subject to certain exceptions if the annual meeting is advanced or delayed a certain number of days). Under the By-Laws, if the Company does not receive notice of a stockholder proposal submitted otherwise than pursuant to Rule 14a-8 (i.e., proposals stockholders intend to present at the 2007 annual meeting but do not intend to include in the Company’s proxy statement for such meeting) prior to February 17, 2007, then the notice will be considered untimely and the Company will not be required to present such proposal at the 2007 annual meeting. If the Board chooses to present such proposal at the 2007 annual meeting, then the persons named in proxies solicited by the Board for the 2007 annual meeting may exercise discretionary voting power with respect to such proposal.

Other Matters

The cost of soliciting proxies will be borne by the Company. In addition to soliciting proxies by mail, proxies may be solicited personally, by telephone or by electronic communication by certain officers and other employees of the Company. The Company will reimburse brokers and other nominees for their reasonable expenses in communicating with the persons for whom they hold Common Stock. The Company has retained Georgeson Shareholder Communications to aid in the solicitation at an estimated cost of $10,000 plus reimbursable out-of-pocket expenses.

Pursuant to the rules of the Securities and Exchange Commission, services that deliver the Company’s communications to stockholders that hold their stock through a bank, broker or other holder of record may deliver to multiple stockholders sharing the same address a single copy of the Company’s annual report to stockholders and proxy statement. Upon written or oral request, the Company will promptly deliver a separate copy of the annual report to stockholders and/or proxy statement to any stockholder at a shared address to which a single copy of each document was delivered. Stockholders may notify the Company of their requests by calling or writing Latham Williams, Corporate Secretary, Hudson Highland Group, Inc., 622 Third Avenue, 38th Floor, New York, New York 10017.

By Order of the Board of Directors
HUDSON HIGHLAND GROUP, INC.

Latham Williams
Corporate Secretary

New York, New York

April 3, 2006

Ú DETACH PROXY CARD HERE Ú

Please Sign, Date and Return the Proxy Card Promptly Using the Enclosed Envelope.	☒ Votes must be indicated (x) in Black or Blue ink.

1. Election of two directors to hold office until the 2009 annual meeting of stockholders and until their successors are duly elected and qualified.					FOR	AGAINST	ABSTAIN

FOR ALL nominees listed below	☐	WITHHOLD AUTHORITY for all nominees listed below	☐	2.Ratification of the appointment of BDO Seidman, LLP as independent registered public accounting firm.	☐	☐	☐

Nominees: 01 - John J. Haley, 02 - David G. Offensend.				3.In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment or postponement thereof.

(INSTRUCTIONS: To withhold authority to vote for any individual nominee, write the number(s) of the nominee(s) in the box below.)

☐	Please check this box if you plan to attend the Annual Meeting. Number of persons attending:			To change your address, please mark this box.			☐

S C A N L I N E
Please sign exactly as name or names appear on this proxy.

Date Share Owner sign here	Co-Owner sign here

HUDSON HIGHLAND GROUP, INC. 2006 ANNUAL MEETING OF STOCKHOLDERS This proxy is solicited on behalf of the Board of Directors.

The undersigned hereby appoints Jon F. Chait, Mary Jane Raymond and Latham Williams, and each of them, as proxies, with full power of substitution (to act jointly or if only one acts then by that one), for the undersigned at the Annual Meeting of Stockholders of Hudson Highland Group, Inc. to be held on Friday, May 5, 2006, at 8:00 A.M., local time, at the Hudson Highland Group, Inc. Corporate Headquarters, 622 Third Avenue, between 40th and 41st Street, 38th Floor, New York, New York 10017, or any adjournments or postponements thereof, to vote thereat as designated on the reverse side of this card all of the shares of Common Stock of Hudson Highland Group, Inc. held of record by the undersigned on March 15, 2006 as fully and with the same effect as the undersigned might or could do if personally present at said Annual Meeting or any adjournments or postponements thereof, hereby revoking any other proxy heretofore executed by the undersigned for such Annual Meeting.

This proxy when properly executed will be voted in the manner directed herein by the undersigned stockholder. If no direction is made, this proxy will be voted FOR the election of the nominees listed and FOR the ratification of the appointment of BDO Seidman, LLP as independent registered public accounting firm.

Continued on the reverse side.

HUDSON HIGHLAND GROUP, INC.

P.O. BOX 11329

NEW YORK, N.Y. 10203-0329